UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 4, 2014

Ring Energy, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36057	90-0406406
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

200 N. Loraine Street, Suite 1245 Midland, Texas	79701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 682-7464

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 4, 2014, Ring Energy, Inc. (“Ring”) entered into a purchase and sale agreement, dated February 4, 2014, with Raw Oil & Gas, Inc., JDH Raw Energy LC, and Smith Energy Company, as sellers (collectively, “Sellers”) (the “Purchase Agreement”). The assets to be acquired by Ring under the Purchase Agreement consist of oil and gas properties, which are located in Andrews County, in the Permian Basin of Texas. Under the terms of the Purchase Agreement, Ring agreed to acquire (i) certain producing oil and gas assets from Sellers for the sum of $7,000,000 in cash, subject to purchase price adjustments, and (ii) certain non-producing properties for a sum equal to 200% of Sellers’ actual costs incurred in acquiring such leasehold interests (including lease bonus and other land costs), but not to exceed an average of $750.00 per acre, unless otherwise approved by Ring in writing. Upon the execution of the Purchase Agreement, Ring deposited $350,000.00 into trust, with such deposit to be held in escrow pending closing.

The Purchase Agreement contains customary representations and warranties and covenants by each party, including representations and warranties by Sellers regarding the absence of encumbrances. The Purchase Agreement is also subject to customary closing conditions, including a condition that Ring approves of title to the producing properties.

The foregoing description of the rights and obligations of Ring and Sellers under the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 1.01.

Item 9.01 Financial Statements and Exhibits

10.1	Purchase and Sale Agreement, dated February 4, 2014, between Ring Energy, Inc. and Raw Oil & Gas, Inc., JDH Raw LC, and Smith Energy Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ring Energy, Inc.

Date: February 7, 2014	By:	/s/ William R. Broaddrick
William R. Broaddrick
Chief Financial Officer